UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 21, 2025
Evolv Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39417	84-4473840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Totten Pond Road, 4th Floor Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)
(781) 374-8100
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EVLV	The Nasdaq Stock Market
Warrants to purchase one share of Class A common stock	EVLVW	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.
On January 23, 2025, Evolv Technologies Holdings, Inc. (the “Company”) issued a press release providing business updates on select strategic metrics of the Company for the three-month period ended December 31, 2024, the Company’s pending restatement effort and other regulatory matters (the “Press Release”). The full text of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The transcript referenced in Item 7.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.02 disclosure.
Item 2.05    Costs Associated with Exit or Disposal Activities.
On January 21, 2025, the Board approved a reduction in force involving 40 employees in all organizations across the Company, representing approximately 14% of the Company’s workforce. This action is part of the Company’s initiative to increase its annualized run rate cash savings as the Company seeks further flexibility to pursue its investment strategy with certain growth opportunities.
The Company expects to incur pre-tax charges of approximately $2.3 million for the reduction in force, substantially all of which is expected to be incurred in the first quarter of 2025. These charges consist of one-time termination charges arising from severance obligations of approximately $2.0 million, extended eligibility for the vesting of certain equity awards originally scheduled to vest on or before March 1, 2025, resulting in incremental non-cash expense of approximately $0.2 million (which amount is based on the Company's stock price as of January 22, 2025) and other customary employee benefit payments in connection with a reduction in force of approximately $0.1 million. This reduction in force is expected to result in approximately $9.0 million of annualized run rate cash savings, which primarily includes the reduction in force and excludes potential hiring of new employees or other additions to the Company’s costs and expenses. The Company expects that the reduction in force will be substantially completed by March 31, 2025. The Company may incur additional expenses not currently contemplated due to events associated with the reduction in force. The charges that the Company expects to incur in connection with the reduction in force and annualized run rate cash savings are estimates and are subject to a number of assumptions, and actual results may differ materially.
Item 7.01    Regulation FD Disclosure.
A copy of the transcript of the prepared remarks from the Company’s Chief Executive Officer to accompany this Current Report on Form 8-K and the Press Release is incorporated by reference into this Item 7.01 disclosure and attached hereto as Exhibit 99.2.
The information in Item 2.02 and Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1 and 99.2) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Forward-looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the anticipated costs, savings, effects and date of completion of the reduction in force. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results and actions to be materially different from any future results or actions expressed or implied by the forward-looking statements, including, but not limited to, the factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024, as any such factors may be updated from time to time in the Company’s other filings with the SEC, including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. The forward-looking statements in this Current Report on Form 8-K are based upon information available to the Company as of the date hereof, and while the Company believes such information forms a reasonable basis for such statements, it may be limited or incomplete, and the Company’s statements should not be read to indicate that Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained in this Current Report on Form 8-K, whether as a result of any new information, future events or otherwise.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 23, 2025
99.2	Transcript of Chief Executive Officer Prepared Remarks, dated January 23, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolv Technologies Holdings, Inc.

Date: January 23, 2025	By:	/s/ Rachel Roy
	Name:	Rachel Roy
	Title:	General Counsel and Secretary